                                                                    EXHIBIT 23.2

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


    We consent to the reference to our firm under the captions "Selected Financial Data" and "Experts" and to the use of our report dated March 10, 2000,
except for the first paragraph of Note 11 as to which the date is            ,
in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-33732) and related Prospectus of Kosan Biosciences Incorporated for the registration of 5,000,000 shares of its common stock.



                                          ERNST & YOUNG LLP



Palo Alto, California



The foregoing consent is in the form that will be signed upon the completion of the stock split and increase in authorized shares of common and preferred stock described in Note 11 to the financial statements.



                                          /S/ ERNST & YOUNG LLP



Palo Alto, California
August 7, 2000